Exhibit 10.2

ATLAS PIPELINE PARTNERS, L.P.

2010 LONG-TERM INCENTIVE PLAN

PHANTOM UNIT GRANT AGREEMENT

THIS PHANTOM UNIT GRANT (this “Grant”) is made as of             , 2010 (the “Date of Grant”) by and between Atlas Pipeline Partners L.P. (“APL”) and                      (the “Participant”).

WHEREAS, the Participant has elected to surrender                      bonus units (“Bonus Units”) granted under the                                                           in exchange for Phantom Units under the Atlas Pipeline Partners, L.P., 2010 Long-Term Incentive Plan (the “Plan”);

WHEREAS, the Phantom Units under this Grant have been granted to the Participant in exchange for the surrendered Bonus Units, and the surrendered Bonus Units have been cancelled; and

WHEREAS, all defined terms not defined in this Grant shall have the meanings given to such terms in the Plan.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Award of Phantom Units; Cancellation of Bonus Units.

(a) The Participant is hereby awarded                      (            ) Phantom Units (“Phantom Units”) pursuant to the Plan. Each Phantom Unit represents the right of the Participant to receive a common unit of Atlas Pipeline Partners, L.P. (a “Unit”), subject to the vesting and other terms of this Grant.

(b) The Participant hereby confirms and agrees that the Participant’s Bonus Units are cancelled, and no payments shall be made under the Bonus Units.

2. Vesting.

(a) Subject to such further limitations as are provided herein, the Phantom Units shall vest and become payable on the following dates, in cumulative fashion:

Date	Number or % of Phantom Units That Vest
, 2010	33%
, 2011	33%
, 2012	34%

(b) From and after the Date of Grant through the date on which the Phantom Units become fully vested pursuant to subparagraph (a) above, any unvested Phantom Units remain subject to forfeiture in accordance with the terms of Section 4. Such period shall be known herein as the “Restriction Period.”

(c) The Phantom Units otherwise vesting on the dates listed above shall vest instead on the date of the occurrence of a Change in Control (as defined below) if such date occurs before the otherwise stated vesting date.

(d) If the Participant’s Employment is terminated by the Company or an Affiliate without Cause, or is terminated because of the Participant’s death, all of the Participant’s Phantom Units shall automatically vest on the termination date.

(e) If the foregoing vesting schedule would produce fractional Units, the number of Phantom Units shall be rounded down to the nearest whole Unit. Any unvested Units shall vest on the final vesting date if the Participant is still employed by the Company or an Affiliate.

(f) For purposes of this Grant, “Company” shall mean Atlas Pipeline Partners GP, LLC.

(g) For purposes of this Grant, “Employment” shall mean employment of the Participant as an officer or employee of the Company or an Affiliate.

(h) For purposes of this Grant, “Affiliate” shall mean (i) any entity that, directly or indirectly, controls or is controlled by the Company or Atlas Pipeline Mid-Continent, LLC, (ii) any entity in which the Company or Atlas Pipeline Mid-Continent, LLC has a significant equity interest, in either case as determined by the Committee, and (iii) to the extent not included in clause (i) or (ii) above, Atlas Pipeline Mid-Continent, LLC, Atlas America Mid-Continent, Inc. and APL.

(i) For purposes of this Grant, “Cause” shall mean, as determined by the Committee in its sole discretion, that the Participant has (i) committed an act of malfeasance or wrongdoing affecting the Company or any Affiliate, (ii) breached any covenant not to compete or employment contract with the Company or an Affiliate or (iii) otherwise engaged in conduct that would warrant the Participant’s discharge from employment or service with the Company or an Affiliate because of the Participant’s negative effect on the Company or an Affiliate.

(j) For purposes of this Grant, “Change in Control” shall mean a change in the ownership of the Atlas Pipeline Mid-Continent, LLC or APL, or a change in the ownership of a substantial portion of the assets of either company. No event shall be a Change in Control event unless it is a “change in control event” as defined in Section 1.409A-3(i)(5) of the Treasury regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). A change in ownership shall occur only if ownership interests in either company are acquired by any one person or more than one person acting as a group and, after the acquisition, the acquiring person or persons own more than 50% of the total value or total voting power of such ownership interests. A change in the ownership of a substantial portion of the assets of either company shall occur only if one person or more than one person acting as a group acquire, during the 12-month period ending on the date of the last such acquisition, assets that have a total gross fair market value equal to more than 50% of the total gross fair market value of all the assets of such company.

3. Payment of Phantom Units

(a) Within thirty (30) days after the applicable vesting date, APL shall distribute to the Participant Units equal to the number of Phantom Units vesting on the vesting date. Such payment shall constitute taxable compensation to the Participant.

(b) Notwithstanding the above general rule with regard to payment, if the Participant’s Employment is terminated as a result of the Participant’s death, vesting shall occur immediately, but payment shall be made in accordance with the vesting schedule in Section 2 as if the Participant were still employed on the dates listed in that schedule. In the event of a subsequent Change in Control, however, any remaining payments shall be made within thirty (30) days of the Change in Control.

(c) Notwithstanding the above general rule with regard to payment, the Committee may delay any payment to the extent that the payment cannot be deducted for tax purposes under the pay cap rules of Section 162(m) of the Code, if and to the extent permitted by Section 409A of the Code. Any payment so delayed shall be made as soon as reasonably practicable following the first date on which the Committee anticipates or reasonably should anticipate that, if the payment were made on such date, the Company’s deduction with respect to such payment would no longer be restricted due to the application of the pay cap rules of Section 162(m). No such delay shall be allowed if the delay would cause the payment to be subject to additional taxes or penalties pursuant to Section 409A of the Code.

(d) Notwithstanding the above general rules with regard to payment, all payments shall be subject to compliance with the requirements of Section 409A of the Code as described below.

4. Forfeiture.

(a) If the Participant’s Employment is terminated during the Restriction Period, other than for those reasons listed in Section 2 above, the Phantom Units, to the extent not previously vested, shall immediately terminate and become null and void.

(b) Notwithstanding any other provisions set forth herein or in the Plan, if the Participant shall (i) commit any act of malfeasance or wrongdoing affecting the Company or any Affiliate, (ii) breach any covenant not to compete, or employment contract, with the Company or an Affiliate or (iii) engage in conduct that would warrant the Participant’s discharge from Employment for cause, any unvested Phantom Units shall immediately terminate and become null and void.

5. Distribution Equivalents with respect to Phantom Units. Until such time as the Phantom Units are paid or forfeited, if a distribution is paid by APL on its Units, APL shall pay to the Participant, in cash, the amount of the corresponding Distribution Equivalent attributable to the Participant’s then outstanding Phantom Units. The Distribution Equivalent shall be paid to the Participant on the date on which the distribution is paid on Units.

6. Transferability.

(a) Except as provided in (b) below, no Phantom Units and no rights under any such Phantom Units may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(b) A Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to receive any cash distributable with respect to Phantom Units upon the death of the Participant.

7. Acknowledgment by the Participant. By executing this Grant, the Participant hereby acknowledges that, with respect to any right to payment from the Plan, the Participant is and shall be an unsecured general creditor of APL without any preference as against other unsecured general creditors of APL, and the Participant hereby covenants for himself, and anyone at any time claiming through or under the Participant, not to claim any such preference, and hereby disclaims and waives any such preference which may at any time be at issue, to the fullest extent permitted by applicable law.

8. Withholding. The Company or an Affiliate employing the Participant is authorized to withhold from any payment (including distribution of Units) due under this Grant or from any compensation or other amount owing to the Participant, the amount of any applicable taxes payable in respect of this Grant, and to take such other action as may be necessary in the opinion of the Company or the Affiliate to satisfy its withholding obligations for the payment of such taxes. Payments to the Participant pursuant to this Grant shall be treated as taxable employee compensation from the Company or Affiliate to the Participant. With respect to payments in the form of Units, the Participant may elect to satisfy the applicable tax withholding obligations with respect to the Phantom Units either (i) by having the Company withhold Units otherwise distributable to the Participant, up to the legally required minimum applicable tax withholding amount, with such Units valued at their Fair Market Value, or (ii) by delivering to the Company a check in the amount of the required tax withholding.

9. Terms and Conditions. This Grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and this Grant shall in all respects be interpreted and administered in accordance with the Plan. By accepting this Grant, the Participant hereby agrees to be bound by the interpretations and determinations of the Committee with respect to this Grant and the Plan.

10. No Rights as Unit Holder. The Participant shall not have the right to vote with respect to any Phantom Units or otherwise have any rights as a Partnership unit holder with respect thereto.

11. Employment Not Affected. This Grant shall not be construed as giving the Participant the right to continued Employment. Further, the Company or an Affiliate may at any time dismiss the Participant from Employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or this Grant.

12. Amendments. The Company may waive any conditions or rights under and amend any terms of this Grant, provided no change shall materially reduce the benefit to the Participant without the consent of the Participant.

13. Governing Law. The validity, construction, and effect of this Grant shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

14. Section 409A of the Internal Revenue Code. This Grant is intended to comply with Section 409A of the Code, or an exemption, and payments may only be made under this Grant upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. In no event may the Participant, directly or indirectly, designate the calendar year of a payment. Each payment under this Grant shall be treated as a separate payment for purposes of Section 409A. Payments upon a termination of Employment may only be made upon a “separation from service” as defined under Section 409A. Notwithstanding anything in this Grant to the contrary, if required by Section 409A, if the Participant is considered a “specified employee” for purposes of Section 409A and if payment of any amounts under this Grant is required to be delayed for a period of six months after separation from service pursuant to Section 409A, payment of such amounts shall be delayed as required by Section 409A, and the accumulated amounts shall be paid in a lump sum payment within ten days after the end of the six-month postponement period. If the Participant dies during the six-month postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A shall be paid to the personal representative of the Participant’s estate within 60 days after the date of the Participant’s death.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Grant has been duly executed as of the Date of Grant.

Witness:	ATLAS PIPELINE PARTNERS, L.P.

By: Atlas Pipeline Partners GP, LLC, General Partner
Name:
Title:

I hereby accept this Grant, and I agree to be bound by the terms of the Plan and this Grant. I further agree that all of the decisions and interpretations of the Committee with respect thereto shall be final and binding.

Participant: